FIXED PRICE SERVICES AGREEMENT

                                     BETWEEN

                               EPRIsolutions, Inc.

                                       AND

                                PowerCo US, Inc.

EPRIsolutions/SA                                    Agreement No. EC-P1204/C3714
                                                                Proj. #:  053649


                         FIXED PRICE SERVICES AGREEMENT
                         ------------------------------


         This Services Agreement ("Agreement") is entered into by and between EPRIsolutions, Inc., a Delaware corporation, with offices at 3412 Hillview Avenue, P.O. Box 10412, Palo Alto, California 94303 ("EPRIsolutions"), and PowerCo US, Inc. with its principal offices at 5000 Robert J. Mathews Parkway; El Dorado Hills, CA 95762 ("CONTRACTOR"). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:


ARTICLE  1 - Provision of Services
----------------------------------

         1.1 General. EPRIsolutions desires to retain CONTRACTOR as an independent contractor to perform services for EPRIsolutions, and CONTRACTOR is willing to perform such services ("Services") on the terms set forth under this Agreement and as described in the Schedule to Services Agreement which is incorporated herein by reference (the "Schedule").

         1.2 Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute CONTRACTOR as an agent or employee of EPRIsolutions, but CONTRACTOR shall perform the Services hereunder as an independent contractor. Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the parties and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder. CONTRACTOR agrees to furnish (or reimburse EPRIsolutions for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in the Schedule to this Agreement. Neither CONTRACTOR nor CONTRACTOR's employees or agents, if any ("CONTRACTOR's Employees"), will be eligible for any EPRIsolutions employee benefits.


ARTICLE  2 - Price and Funds Limitation
---------------------------------------

         Firm Fixed Price. The total fixed price to EPRIsolutions for the equipment lease for a term of two years and the Services is set forth in the Schedule (the "Firm Fixed Price"). EPRIsolutions shall not be obligated to pay CONTRACTOR any amount greater than the Firm Fixed Price.


ARTICLE  3 - Invoicing and Payments
-----------------------------------

         3.1 Invoicing. Invoices shall be submitted in accordance with the Milestone Payment Schedule set forth in the Schedule. Invoices shall refer to the EPRIsolutions Agreement number, EC-P1204/C3714, and shall be submitted by the CONTRACTOR to the attention of EPRIsolutions, Accounts Payable.

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

         3.2 Payments.   Approved  invoices  shall be paid in full and  payments
shall be directed to the CONTRACTOR's address shown on the invoice.


ARTICLE  4 - Reports
--------------------

         CONTRACTOR shall provide the reports specified in the Schedule and agrees that it will from time to time (as specified in the Schedule) during the term of this Agreement or any extension thereof keep EPRIsolutions advised as to CONTRACTOR's progress in performing the Services hereunder and that CONTRACTOR will, as requested by EPRIsolutions, prepare written reports with respect thereto, including but not limited to administrative/financial reports as may be set forth in the Schedule. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of CONTRACTOR's Services.


ARTICLE  5 - CONTRACTOR's Representations and Covenants
-------------------------------------------------------

         5.1 Conflicting Obligations. CONTRACTOR certifies that CONTRACTOR has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude CONTRACTOR from complying with the provisions hereof, and further certifies that CONTRACTOR will not enter into any such conflicting agreement during the term of this Agreement. EPRIsolutions and CONTRACTOR agree that CONTRACTOR and CONTRACTOR's Employees are free to provide services to others during the term of this Agreement, provided that neither CONTRACTOR nor CONTRACTOR's Employees during the term of this Agreement engage in any such services or enter into any agreement inconsistent with or in conflict with any provision hereof.

         5.2 Compliance with Laws. CONTRACTOR agrees to comply with present and future applicable labor and employment laws, including, but not limited to health, safety and environmental laws, regulations and orders.

         5.3 Report Income. CONTRACTOR shall report as income all compensation received by CONTRACTOR pursuant to this Agreement and pay all employment and other applicable taxes thereon in a timely manner.

         5.4 Standard of Care. CONTRACTOR and its employees agree to perform Services with a standard of care, skill and diligence normally provided by a professional person in the performance of services of the type rendered hereunder.

         5.5 Safety. CONTRACTOR agrees to perform Services in a safe manner and in compliance with all customary safety practices.


ARTICLE  6 - Intellectual Property Rights
-----------------------------------------

         6.1 Ownership and Lease Possession Rights. CONTRACTOR shall own all right, title, and interest in and to all tangible and intangible equipment and information provided to EPRIsolutions by CONTRACTOR. EPRIsolutions shall own all rights to possession and use of the equipment during the two year lease term and shall own all right title and interest in and to information and test results generated by EPRIsolutions and any reports based on their tests of CONTRACTOR'S supplied Stirling engine equipment. CONTRACTOR shall be provided copies of any reports resulting from the testing of CONTRACTOR'S supplied Stirling engine prepared by EPRIsolutions and shall have the right to use and disseminate such reports in the course and scope of its business.

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

         6.2 Copyright Notices. EPRIsolutions will apply copyright notices to all copyrightable reports, indicating EPRIsolutions ownership of the copyrights in the item.

The year in the notice shall be the first year of publication or, if unpublished, the year in which the item was completed.

         6.3 Notice of Inventions and Discoveries. Whenever any invention or discovery is made, conceived or first reduced to practice by CONTRACTOR or CONTRACTOR' Employees or subcontractors (if any) in the performance of this Agreement, CONTRACTOR shall promptly furnish ERPIsolutionswith complete information thereon in a format acceptable to EPRIsolutions including, without limitation, a written description thereof giving the date of invention and names of the inventors and others involved in its development.

         6.4 Agreements with Employees. Except as otherwise authorized in writing by the parties CONTRACTOR and EPRIsolutions will obtain written agreements with their Employees as necessary to effectuate the purposes of this Agreement.

         6.5 No Claim. CONTRACTOR agrees that it will not assert or establish or assist any third party with respect to any claim for Intellectual Property Rights inconsistent with those granted to EPRIsolutions herein.

         6.6 EPRIsolutions' Rights. Except as expressly authorized in writing by CONTRACTOR, EPRIsolutions shall have no rights to use, sell, distribute, publish, reproduce, modify, create derivative works of, make, or have made the Technology.

         6.7 Computer Programs. CONTRACTOR agrees that any computer programs and related software delivered to EPRIsolutions under this Agreement shall be checked by CONTRACTOR to determine if it is free of viruses that are detectable using accepted industry practice at the time of delivery to EPRIsolutions. In addition, any such software delivered to other organizations, including but not limited to other EPRIsolutions contractors and electric utility companies, shall also be checked by CONTRACTOR to determine if it is free of such viruses. CONTRACTOR shall label all software diskettes and other electronic media with the date and method used to check for virus contamination, and prior to delivery to EPRIsolutions or other organizations promptly replace any such software found to contain virus contamination as of that time with the software free of known viruses.


ARTICLE  7 - Confidentiality
----------------------------

         7.1 Restrictions on Disclosure and Use. The CONTRACTOR and EPRIsolutions acknowledge that during the term of this Agreement they will be exposed to certain information concerning each others business and technology and related information which is confidential or proprietary to the other and is not generally known to the public ("Confidential Information"). Without limiting the foregoing, the Technology shall be deemed to be Confidential Information. The CONTRACTOR and ERPIsolutions agree that during and after the term of this Agreement they will not use, disclose or communicate any Confidential Information of the other to third parties or employees except: (i) those employee(s) who are required to have access to the Confidential Information in order to enable the CONTRACTOR or EPRIsolutions to carry out the purposes of any

Agreement, and who first shall have been informed of the duties and obligations as stated herein; or (ii) any third party as to which the CONTRACTOR or EPRIsolutions obtains prior written authorization from the other, and who first shall have signed a confidentiality agreement containing the same duties and obligations as stated herein, and (iii) in accordance with the provisions and for the purposes of this Agreement, and will not disclose any Confidential Information to any third Party without the prior written consent of the disclosing party. With the exception of the Technology, if either party furnishes any of its Confidential Information to the other, the disclosing party shall clearly mark or otherwise designate it as "Proprietary Information."

         7.2 Exceptions. The provisions of this Article 7 shall not apply to Confidential Information to the extent that such information is:

              (a) generally known or otherwise in the public domain prior to disclosure hereunder, or becomes so known subsequent to such disclosure through no fault of the non-disclosing party;

              (b) received by CONTRACTOR or EPRIsolutions after the Effective Date of this Agreement without restriction from a third party not under an obligation to EPRIsolutions or CONTRACTOR not to disclose it and otherwise not in violation of EPRIsolutions' or CONTRACTOR'S rights; or

              (c) furnished to any third party by EPRIsolutions or CONTRACTOR without a similar restriction on the third party's rights.

         7.3 Third Party Information From EPRIsolutions or CONTRACTOR. During the term of this Agreement, neither ERPIsolutions nor CONTRACTOR will improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which CONTRACTOR or EPRIsolutions has an agreement or duty to keep in confidence; and CONTRACTOR will not bring onto the premises of EPRIsolutions any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

         7.4 Court Order. In the event documents related to the Technology or other documents relating to this Agreement are subpoenaed or otherwise required to be produced or made available to a third party by order of a court or governmental administrative agency, the disclosing party shall promptly notify the other in writing and allow twenty (20) days from receipt by the disclosing party of such notice, for response by the disclosing party before producing such documents. Each party will cooperate with the other in obtaining a protective court order or take such other action as may be appropriate under the circumstances.


ARTICLE  8 -  Indemnification
-----------------------------

         CONTRACTOR will protect, defend, indemnify and hold EPRIsolutions, and any EPRIsolutions-arranged cofunder(s), harmless from and against any claim, lawsuit or other proceeding, loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from: (i) any claim that the exercise of the rights granted to EPRIsolutions herein infringes any proprietary right of any third party, and
(ii) any negligent act or failure to act of CONTRACTOR, its subcontractors, agents, or employees in connection with or related to the Services or the performance thereof under this Agreement, except for losses, costs, liabilities or expenses due to EPRIsolutions', or any EPRIsolutions-arranged cofunder's, negligence.

                                       4
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ARTICLE  9 -  Insurance
-----------------------

         9.1 Evidence of Coverage Immediately after the effective date of this agreement and prior to commencing work, CONTRACTOR, and each of its subcontractors shall furnish to EPRIsolutions certificates of insurance, the types and amounts of coverage in limits not less than those specified below and expiration date(s) of each applicable policy. CONTRACTOR shall name EPRIsolutions as additional insured under each applicable policy and the certificate shall include a provision requiring CONTRACTOR's insurers or their agents to give EPRIsolutions thirty (30) days written notice prior to cancellation, nonrenewal, or material alteration of any policy. CONTRACTOR shall notify EPRIsolutions immediately of any cancellation or change in coverage in such policy or policies. The cost of such insurance shall be borne by the CONTRACTOR.

         Certificates of Insurance identifying the Purchase Order shall be sent to:

                                      EPRIsolutions, Inc.
                                      Attn:  Contracts Manager
                                      3412 Hillview Avenue
                                      Palo Alto, CA  94304

         9.2 Social Insurance. CONTRACTOR and EPRIsolutions shall obtain and maintain Workers' Compensation insurance, State Disability insurance, and/or all other Social Insurance for their respective employees in accordance with the statutory requirements of the jurisdiction in which the Services will be performed.

         9.3 Liability Insurance. CONTRACTOR shall carry Commercial General Liability insurance, including Contractual Liability insurance, covering all of CONTRACTOR's operations under this Agreement, with minimum limits of five hundred thousand dollars ($500,000) per occurrence, including without limitation, bodily injury, personal injury, and property damage.


ARTICLE  10 - Term and Termination
----------------------------------

         10.1 Term. The term of this Agreement is set forth in the Schedule and will continue until the expiration date therein or until the date of termination as provided below.

         10.2 Termination.   This  Agreement may be terminated for any reason by
EPRIsolutions upon thirty (30) days' written notice to CONTRACTOR.

              (a)  in  the  event  of   default   due  to   non-performance   or
non-delivery by the CONTRACTOR, CONTRACTOR is obligated to return all milestone payments or advance funds made to CONTRACTOR by EPRIsolutions.

         10.3 Survival. Upon such termination all rights and duties of the parties toward each other shall cease except:

              (a)  that  EPRIsolutions  shall be obliged to pay,  within  thirty
(30) days of the effective date of termination, all amounts owing to CONTRACTOR for earned but unpaid Services and related expenses (if any) in accordance with the provisions hereof; and

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              (b)  the  provisions  of Article 2 (Price  and Funds  Limitation),
Article 3 (Invoicing and Payments), Article 5 (CONTRACTOR's  Representations and
Covenants),    Article   6   (Intellectual    Property   Rights),    Article   7
(Confidentiality), Article 8 (Indemnification) Article 9 (Insurance), Article 12 (Dispute Resolution), Article 14 (Property) and Article 15 (Miscellaneous) shall survive termination of this Agreement.


ARTICLE  11 - Notices
---------------------

         All notices or communications required or permitted under this Agreement shall be in writing and personally delivered or sent by registered or certified mail or by telecopy or facsimile transmission to the address of each party as set forth herein or to such other address as either party may substitute by written notice to the other.

EPRIsolutions, Inc.                             PowerCo US, Inc.
Attn:  Contracts Manager                        Attn:  Mr. David Moard
3412 Hillview Avenue                            5000 Robert J. Mathews Parkway
P. O. Box 10412                                 El Dorado Hills, CA  95762
Palo Alto, CA  94303                            FAX No.:  916-933-8177
FAX No.:  650-855-8588


Article  12 - Dispute Resolution
--------------------------------

         If a dispute arises out of or relating to this Agreement, or any breach thereof, and if such dispute cannot be settled through direct negotiation, the parties shall submit the dispute to nonbinding mediation with a mediator mutually agreed upon by the parties. The mediation may be initiated by the written request of either party to the other party and shall commence within fifteen (15) days of receipt of such notice, unless otherwise agreed by the parties. In the event of the failure of any mediation, the dispute shall be submitted to and settled by arbitration conducted in the County of Santa Clara, California, in accordance with the rules then in effect of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The award rendered by the arbitrators shall be final and binding, and judgment may be entered upon it in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators. Unless otherwise directed by CONTRACTOR in writing, EPRIsolutions shall continue to perform its obligations hereunder during any arbitration or litigation.


ARTICLE  13 - Publicity Releases
--------------------------------

         13.1 Prior Approval. CONTRACTOR may not issue any publicity releases (including news releases and advertising) relating to this Agreement and the Services performed hereunder (other than a brief announcement upon execution of this Agreement) without the prior written approval of EPRIsolutions. Such approval shall not be unreasonably withheld. Any inquiry CONTRACTOR receives from news media concerning this Agreement will be referred to the EPRIsolutions Public Information Department for coordination prior to response.

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         13.2 Credit  to   EPRIsolutions.    Any   technical   paper,   article,
publication, or announcement of advances generated in connection with Services performed under this Agreement, during the Period of Performance or thereafter, shall give credit to EPRIsolutions. Nothing contained in this subarticle shall be deemed to grant CONTRACTOR any license with respect to the results of the Services.


ARTICLE  14 - Property
----------------------

         14.1 Prior Approval. No equipment shall be purchased with EPRIsolutions funds, nor shall any improvement, modification or construction of real or personal property be made with EPRIsolutions funds, unless such purchase or expenditure has been specifically approved in writing by EPRIsolutions. Authorization for purchase shall not be granted, except in unusual circumstances, for equipment that can have general application to services other than the Services hereunder. Any property purchased pursuant to this Article shall be used only for the performance of the Services.

         14.2 Title. Title to all tangible property, which is purchased with EPRIsolutions funds during the performance of this Agreement, shall vest at the time of acquisition in EPRIsolutions. CONTRACTOR shall identify, maintain and dispose of EPRIsolutions property as instructed by EPRIsolutions.

         14.3 Identification. CONTRACTOR shall identify each item of property that has a unit cost of $1,000 or more by a label. A copy of the then current property list shall be provided to EPRIsolutions' Corporate Audit Manager annually during the term of this Agreement and upon completion of the Services or termination of this Agreement.


ARTICLE  15 - Miscellaneous
---------------------------

         15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflict of law principles.

         15.2 Assignment.   This  Agreement may not be assigned,  in whole or in
part, by either party without the prior written consent of the other party.

         15.3 Benefit.   Subject to  Subarticle  15.2 above,  this  Agreement is
binding upon and shall inure to the benefit of the parties hereto, their representatives, successors and permitted assigns.

         15.4 Waiver. No failure or successive failures on the part of either party, its successors or assigns, to enforce any covenant or agreement, and no waiver or successive waivers on its or their part of any condition of this Agreement shall operate as a discharge of such covenant, agreement, or condition, or render the same invalid, or impair the right of either party, its successors and assigns, to enforce the same in the event of any subsequent breach or breaches by the other party hereto, its successors or assigns.

         15.5 Subcontract Flow-Down Requirements. Except as otherwise authorized in writing by EPRIsolutions, CONTRACTOR will assure that the provisions listed below are inserted in all subcontracts related to this Agreement so that the provisions are applicable to the subcontractor and its employees: Article 2 (Price and Funds Limitation), Article 5 (CONTRACTOR's Representations and Covenants), Article 6 (Intellectual Property Rights), Article 7 (Confidentiality), Article 8 (Indemnification) Article 9 (Insurance), Article 12 (Dispute Resolution), Article 13 (Publicity Releases), Article 14 (Property) and
Article 15 (Miscellaneous).

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         15.6 Entire Agreement.  This Agreement,  including the Schedule and all other exhibits, attachments or schedules attached hereto, constitutes the entire Agreement between the parties and supersedes all previous agreements and understandings relating to the subject matter hereof. This Agreement may not be altered, amended, or modified except by a written instrument signed by the duly authorized representatives of both parties.

         15.7 Effective Date. This Agreement shall be effective as of the date of commencement of the term as set forth in the Schedule.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


PowerCo US, Inc.                            EPRIsolutions, Inc.

By:  _________________________________      By:  _______________________________

Print Name:  _________________________      Print Name:  Diane M. Babcock

Title:  ______________________________      Title:  Contracts Manager

Date: ________________________________      Date: ______________________________

SA-SCHED
                                                              Proj. No.:  053649



                         SCHEDULE TO SERVICES AGREEMENT

                                     between

                               EPRIsolutions, Inc.

                                       and

                                PowerCo US, Inc.

                                (EC-P1204/C3714)

                 "Assessment of 3 kW Stirling Engine/Generator"

    This Schedule to Services Agreement between EPRIsolutions and CONTRACTOR, hereby incorporates by reference those terms and conditions of the Agreement between the parties.


1.     Scope of Services

       1.1      Introduction
                ------------

                PowerCo the marketing and business development arm of Ocean Power has the North American rights to sell and distribute Stirling engines for the distributed generation market. Sigma Elektroteknisk of Norway is a developer of Stirling engines in Europe and is a subsidiary of Ocean Power. EPRIsolutions and Ocean Power /PowerCo wish to collaborate on the test and evaluation of market entry Stirling Engines and pilot the market introduction of beta systems to North American energy companies.

                As part of the first phase of the market entry roll out plan, EPRIsolutions wishes to conduct a technology assessment, and baseline testing and validation of a Sigma beta Stirling engine-generator. Such tests and assessments will provide information for energy companies considering participation in the beta program and provide data on the robustness of the technology; its ability to achieve targeted performance goals, and operational characteristics.

       1.2      Objectives:
                ----------

                The objective of this effort is to test and evaluate Sigma Stirling Engine via testing of a 3 kW engine generator.

       1.3      Scope of Work/Task Description:
                ------------------------------

                A. Task 1: Procure and ship a 3 kW Stirling Engine. In this task PowerCo will deliver and arrange shipping of a 3 kW Stirling engine to EPRI's EPRI-Peac facility in Knoxville, Tn. The specification for the unit and the standard package is detailed in Attachment A. PowerCo's conditions for this unit are outlined in Attachment A.

                      Task 1 Deliverable: Delivery of a 3 kW Stirling Engine Generator to EPRI-Peac test facility. Installation and Operating Manual identifying detailed performance specifications of the unit including anticipated efficiency, thermal output and operational envelope.

                B. Task 2: Baseline Tests of Residential Fuel Cell Systems. EPRI-PEAC under contract to EPRIsolutions will conduct baseline tests based on a test plan to be developed between the parties.

                      EPRIsolutions will develop the test plan and review it with PowerCo prior to start of baseline testing. EPRI-Peac will conduct baseline testing: including performance (efficiency), emissions, power quality and interconnection tests related to IEEE 1547. The length of the test program shall not exceed 6 months.

                      Task 2 Deliverable. Test plan . Monthly test report summaries.

                C.    Task 3:  Reporting

                      EPRIsolutions shall prepare and deliver a draft final report at the conclusion of the testing effort. The report shall include:

                      1. A description of the Stirling Engine technology (information to be provided by PowerCo)

                      2.   Status of the technology development effort

                      3. Description of the 3 kW system test plan, objectives and test results.

                      4.   Test  data  and  operational   results  and  findings
                           including:

                           -   electrical and thermal efficiency

                           -   electrical    power    quality   and    transient
                               characteristics

                           -   thermal energy quality

                           -   start-up  and shut down characteristics

                           -   assessment of reliability and availability

                           -   Environmental    emissions   and   noise   (noise
                               measurements may be misleading given the engine container enclosure)

                      5.   Assess     design    codes    and    standards    for
                           installation/operation

                      6. Future R&D needs, issues and gaps prior to commercial use.

                      7. Description of the beta unit program, schedule, pricing (PowerCo)

                      A draft report shall be delivered to PowerCo for review and comment prior to release to EPRIsolution's members.


2.     project management & Key personnel

       2.1 David Moard may be reached at 916-933-8100 and is the key person for performance of the Services under this Agreement.

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

       2.2 The designated EPRIsolutions Project Manager for this Agreement is David Thimsen, who may be reached at 650-855-651-592-6799.


3.     Term

       The period of performance ("Term") of this Agreement shall be from November 1, 2001 through December 31, 2002, unless terminated earlier under the provisions of Article 10 of the Agreement.


4.     FIRM FIXED PRICE

       4.1 The total Firm Fixed Price is $79,000 for the lease of equipment, services and shipping costs.

       4.2 Milestone Payment Schedule: Invoices shall be approved for payment after completion and acceptance of the Milestone(s) below.

                Milestone                                                                 Date               Amount
                ---------                                                                 ----               ------
                Start of Project                                                    November 1, 2001        $35,550
                Delivery of Stirling Generator set                                    June 1, 2002          $35,550
                Six (6) months after delivery of Stirling Generator set             December 1, 2002         $7,900

       4.3 All invoices shall make reference to this Agreement number No. EC-P1204/C3714 and shall be mailed to EPRIsolutions at the following address:

                                    EPRIsolutions, Inc.
                                    Attn:  Accounts Payable
                                    3412 Hillview Avenue
                                    P.O. Box 10412
                                    Palo Alto, CA  94303


5.     Technical/Administrative Reports

       5.1 The CONTRACTOR shall submit to the EPRIsolutions Project Manager on a monthly basis technical progress reports with respect to the Services in the format set forth in Attachment B to this Agreement.

       5.2 EPRIsolutions interim and final reports prepared by the CONTRACTOR under this Agreement shall be submitted to EPRIsolutions in the form of electronic computer media such as floppy disk in accordance with the EPRIsolutions required format at the time of the report preparation. Current format available at website www.epri.com or telephone 800-492-4882. The electronic files shall be virus checked and accompanied by a hard copy printout that will be used by EPRIsolutions for verification purposes only. Failure to comply with report preparation requirements shall be corrected by CONTRACTOR at its sole expense.

       5.3 Unless an exception is granted in writing by EPRIsolutions, CONTRACTOR shall use both units of modernized metric system (SI) and "English" or typical trade measurement equivalents in all reports and technical papers. The more commonly used unit will be shown first, followed by the less common unit in parentheses. However, express authority is provided for use of the following standard units of measurement without a metric equivalent:

                      Btu
                      Barrel (of oil or oil substitute)
                      Ton (short) of coal or coal equivalent
                      Standard Cubic Foot (gas) (60(degree)F at 1 atmosphere)


6.     FINAL RELEASE

       6.1 Upon completion of the Services, and EPRIsolutions' receipt of all deliverables in compliance with this Agreement, or upon any earlier termination hereof, Contractor will provide to EPRIsolutions a mutually acceptable release of EPRIsolutions from all contract claims and obligations hereunder.

                                  Attachment A

                    PowerCo Stirling Engine Procurement Scope
                    -----------------------------------------

1.       PowerCo will provide a complete and functional 3 kW generator.

2.       PowerCo will ship the unit to EPRI-Peac test facility in Knoxville, Tn.

                   Stirling Engine Generator Specification package requirements:
                   ------------------------------------------------------------

                   A. Complete SI-76 Stirling PCP with burner and engine control

                   B. Complete container with separate control room and personnel access door. Container is an ISO shipping container (10' x 8'6" x 8' L x H x W) with estimate weight of 4500 lbs.

                   C.    110V basic installation (lighting)

                   D.    Cooling system with necessary pumps and cooler

                   E.    Computer control system for operation and data logging

                   H.    Natural gas system with piping and valves

                   I.    Safety system, pressure release and fire alarm

                   J.    Installation, and Operating Manuel.

3.       Title of the unit will remain with PowerCo.

4. PowerCo will provide all maintenance and service requirements during the 6-month lease period.

5. Operating limits and specifications shall be provided and reviewed with the EPRI-Peac test engineer.

6. PowerCo shall provide support as needed for installation, start-up, and normal operation.

         Additional Terms of Agreement

               1. EPRIsolutions is responsible for installation per PowerCo requirements.

               2. EPRIsolutions shall make test data and information available to PowerCo via informal monthly reports and provide a final report.

               3. EPRIsolutions will be responsible for the cost of any repair of equipment as a result of miss-use outside the normal operating range. PowerCo. will review with EPRI-PEAC test engineer the normal operating limits for the system.

               4. EPRIsolutions will receive an option in the form of Powerco U.S., Inc. stock warrants for a value equal to the equipment lease $75,000.00, exercisable after return of the equipment to CONTRACTOR and any time after conclusion of the program at the market value at the time of exercise.